Exhibit 99.1

Contact:
Alyson Barker
(949)699-3900

THE WET SEAL, INC. THANKS KATHY BRONSTEIN FOR HER SERVICE
TO THE BOARD OF DIRECTORS

FOOTHILL RANCH, CA, April 7, 2014 - The Wet Seal, Inc., a leading specialty retailer to young women, today announced that Kathy Bronstein resigned from its Board of Directors, effective April 4, 2014.

Lynda Davey, The Wet Seal’s Non-Executive Chairman of the Board of Directors, stated, “Kathy has been a valued member of the Board of Directors and we appreciate the contributions she made to the Company, both as a Board member and during her earlier tenure as CEO.”

Kathy Bronstein added, “Wet Seal will always have a special place in my heart and it was an honor to return to Wet Seal to work with my fellow Board members and Wet Seal’s management team to help define the Company’s strategic vision for today and beyond.”

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 1, 2014, the Company operated a total of 532 stores in 47 states and Puerto Rico, including 475 Wet Seal stores and 57 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.